Exhibit 10.1
EXECUTION VERSION
Bridge Facility Agreement
Dated 03 October 2007
Santander BanCorp (“Santander”)
Santander Financial Services, Inc. (“Santander FS”)
(each a “Borrower” and together the “Borrowers”)
National Australia Bank Limited, acting through its offshore banking unit
(ABN 12 004 044 937) (“Bank”)
Mallesons Stephen Jaques
Level 60
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.mallesons.com

Bridge Facility Agreement
Contents

Details		1
General terms		3
	1 Interpretation	3
1.1	Definitions	3
1.2	References to certain general terms	7
1.3	Number	8
1.4	Headings	8
	2 The Facility and Facility Limits	8
2.1	Bank to fund	8
2.2	Maximum accommodation — Limits	8
2.3	Liability of the Borrowers	9
2.4	Purpose	9
2.5	Facility Fee	9
	3 Using the Facility	10
3.1	Drawing down	10
3.2	Requesting a drawdown	10
3.3	Effect of a Drawdown Notice	10
3.4	Conditions to drawdown	10
3.5	Conditions to all drawdowns	10
3.6	Benefit of conditions	11
	4 Interest	11
4.1	Interest charges	11
4.2	When Interest Periods begin and end	11
	5 Repaying and prepaying	11
5.1	Repayment	11
5.2	Prepayment	11
5.3	Prepayments not available for redrawing	12
	6 Payments	12
6.1	Manner of payment	12
6.2	Currency of payment	12
6.3	No Withholding	13
	7 Cancellation	13
	8 Increased costs	13
8.1	Compensation	13
8.2	Possible minimisation	14
	9 Illegality or impossibility	14
9.1	Bank’s right to suspend or cancel	14
9.2	Extent and duration	14
9.3	Notice requiring prepayment	15
	10 Representations and warranties	15
10.1	Representations and warranties	15
10.2	Repetition of representations and warranties	16
10.3	Reliance	16
	11 Undertakings	17
11.1	General undertakings	17
	12 Default	17
12.1	Events of Default	17
12.2	Consequences of default	19

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12.3	Investigation of default	19
	13 Early Repayment Event	19
13.1	Early Repayment Event	19
13.2	Consequences of Early Repayment Event	20
13.3	No default	20
	14 Costs and indemnities	20
14.1	What the Borrowers agree to pay	20
14.2	Indemnity	20
14.3	Currency conversion on judgment debt	21
	15 Interest on overdue amounts	21
15.1	Obligation to pay	21
15.2	Compounding	21
15.3	Interest following judgment	22
	16 Application of payments	22
	17 Dealing with interests	22
17.1	No dealing by Borrowers	22
17.2	Dealings by Bank	22
	18 Notices and other communications	22
18.1	Form — all communications	22
18.2	Form — communications sent by email	23
18.3	Delivery	23
18.4	When effective	23
18.5	When taken to be received	23
18.6	Receipt outside business hours	24
18.7	Waiver of notice period	24
	19 General	24
19.1	Application to Transaction Documents	24
19.2	Prompt performance	24
19.3	Consents	24
19.4	Certificates	24
19.5	Set-off	24
19.6	Discretion in exercising rights	25
19.7	Partial exercising of rights	25
19.8	No liability for loss	25
19.9	Conflict of interest	25
19.10	Remedies cumulative	25
19.11	Indemnities	25
19.12	Rights and obligations are unaffected	25
19.13	Inconsistent law	25
19.14	Supervening legislation	25
19.15	Time of the essence	26
19.16	Variation and waiver	26
19.17	Confidentiality	26
19.18	Further steps	26
19.19	Counterparts	27
19.20	Contracts (Rights of Third Parties) Act 1999 (UK)	27
19.21	Governing law	27
19.22	Serving documents	27
Schedule 1 — Conditions precedent (clause 3.4)		28
Schedule 2 — Drawdown Notice (clause 3)		30
Signing page		31

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Bridge Facility Agreement
Details
Parties

Parties	Santander BanCorp, Santander FS and Bank

Santander BanCorp	Name	Santander BanCorp

	Co. No.	IRS TAX ID: 66-0573723

	Incorporated	Commonwealth of Puerto Rico

	Address	207 Ponce de Leon Avenue
4th Floor
San Juan, PR 00918

	Fax	+1-787-777-4191

	Telephone	+1- 787-777-4486

	Email	fbruno@bspr.com

	Attention	Fernando L. Bruno

Santander FS	Name	Santander Financial Services, Inc.

	Co. No.	IRS TAX ID: 66-0422347

	Incorporated	Commonwealth of Puerto Rico

	Address	207 Ponce de Leon Avenue
4th Floor
San Juan, PR 00918

	Fax	+1-787-777-4191

	Telephone	+1-787-777-4486

	Email	fbruno@bspr.com

	Attention	Fernando L. Bruno

Bank	Name	National Australia Bank Limited, acting through its offshore banking unit

	ABN	12 004 044 937

	Incorporated in	The Commonwealth of Australia

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	Address	Offshore Banking Unit
Level 31
500 Bourke Street
Melbourne VIC 3000
Australia

	Fax	+61 3 8641 0560

	Telephone	+61 3 8641 4355

	Email	obu@nab.com.au

Date of agreement	See Signing page

Summary of facility

Facility	Facility Limit	US$700,000,000

	Santander BanCorp Facility Limit	US$235,000,000

	Santander FS Facility Limit	US$465,000,000

	Availability Period	The period from 3 October 2007 to 23 March 2008

	Maturity Date	24 March 2008

	Margin	0.265% per annum

	Interest Payment Dates	Subject to clause 4.2, the 24th of each calendar month, and the Maturity Date (subject to clause 6.1(a))

	Facility Fee	Nil

	Purpose	To refinance borrowings from Banco Santander Puerto Rico used to pay the amounts due to the Bank under the 2006 Bridge Facility Agreement, and for general corporate purposes.

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Bridge Facility Agreement
General terms

1	Interpretation

1.1	Definitions
These meanings apply unless the contrary intention appears:
2006 Bridge Facility Agreement means the Bridge Facility Agreement between the parties dated 21 December 2006, as amended by deeds dated 16 March and 20 June 2007.
Amount Owing means the total of all amounts which are then due for payment, or which will or may become due for payment, in connection with any Transaction Document (including transactions in connection with them) to the Bank.
Authorised Officer means:
(a)	in the case of the Bank, a director or secretary, or an officer whose title contains the word “director”, “associate”, “head”, “executive” or “manager” or a person performing the functions of any of them, or any other person nominated by the Bank as an Authorised Officer for the purposes of the Transaction Documents; and

(b)	in the case of a Borrower, a director or secretary or any other person appointed by the Borrower to act as an Authorised Officer under the Transaction Documents to which it is a party.
Availability Period means the period from 3 October 2007 to 23 March 2008.
Bank means the person so described in the Details.
Borrower means Santander BanCorp or Santander FS, as the context requires.
Borrowers means Santander BanCorp and Santander FS.
Business Day means a day on which banks are open for general banking business in Melbourne, Australia, Madrid, Spain and New York, New York (not being a Saturday, Sunday or public holiday in any such place).
Banco Santander means Banco Santander SA.
BS Guarantee means the letter of guarantee dated on or about the date of this Bridge Facility Agreement, given by Banco Santander in favour of the Bank.

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Control of a corporation includes the direct or indirect power to directly or indirectly:
(a)	direct the management or policies of the corporation; or

(b)	control the membership of the board of directors,

(c)	whether or not the power has statutory, legal or equitable force or is based on statutory, legal or equitable rights and whether or not it arises by means of trusts, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of the corporation or otherwise.
Costs includes costs, charges and expenses, including those incurred in connection with advisors.
Default Rate means the Interest Rate plus 2% per annum. For the purpose of this definition, the Interest Rate is calculated as if the overdue amount is a Drawing with Interest Periods of 30 days (or another period chosen from time to time by the Bank) with the first Interest Period starting on and including the due date.
Deposit Agreement means an agreement called “Deposit and Set-off Agreement” between Banco Santander and the Bank dated on or about the date of this agreement.
Details means the section of this agreement headed “Details”.
Directive means:
(a)	a law; or

(b)	a treaty, an official directive, request, guideline or policy (whether or not having the force of law) with which responsible financiers generally comply in carrying on their business.
Drawdown Date means the date on which a drawdown is or is to be made.
Drawdown Notice means a completed notice containing the information and representations and warranties set out in Schedule 2.
Drawing means the outstanding principal amount of a drawdown made under the Facility.
Early Repayment Event has the meaning given in clause 13.1.
Event of Default means an event so described in clause 12 (“Default”).
Facility means the Santander BanCorp Facility or the Santander FS Facility or both, as the context requires.
Facility Limit means the sum of the Santander BanCorp Facility Limit and the Santander FS Facility Limit, as each may be reduced or cancelled under this agreement.

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Financial Report means a financial report consisting of:
(a)	financial statements; and

(b)	any notes to those financial statements; and

(c)	any directors’ declaration about the financial statements and notes, together with any reports (including any directors’ reports) attached to any of those documents or intended to be read with any of them.
A person is Insolvent if:
(a)	it is (or states that it is) an insolvent under administration or insolvent (within the meaning of any relevant law); or

(b)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a controller appointed to its property; or

(c)	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by NAB); or

(d)	an application or order has been made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (a), (b) or (c) above; or

(e)	it is otherwise unable to pay its debts when they fall due; or

(f)	something having a substantially similar effect to (a) to (e) happens in connection with that person under the law of any jurisdiction.
Interest Payment Date means each date shown as such in the Details.
Interest Period means, subject to clause 4.2, a period of 1 month.
Interest Rate means LIBOR plus the Margin.
LIBOR means, for any date (“Relevant Date”) and period (“Relevant Period”) and amount (“Relevant Amount”), the rate for deposits in US dollars for the Relevant Period (or nearest period) which appears on the Reuters Page LIBOR01 as of 11:00am, London time, on the day that is two London banking days preceding the Relevant Date. If such rates does not appear on the Reuters Page LIBOR01, the rate for the Relevant Date will be determined on the basis of the rates at which deposits in US dollars are offered by the Reference Banks at approximately 11:00am., London time, on the day that is two London banking days preceding the Relevant Date to prime banks in the London interbank market for the Relevant Period commencing on the Relevant Date and in the Relevant Amount. The Bank will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided,

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the rate for the Relevant Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for the Relevant Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the parties, at approximately 11:00am., New York City time, on the Relevant Date for loans in US dollars to leading European banks for the Relevant Period commencing on the Relevant Date and in the Relevant Amount.
Limit means:
(a)	the Facility Limit;

(b)	the Santander BanCorp Facility Limit; and

(c)	Santander FS Facility Limit,

or any of them, as the context requires.
Material Adverse Effect means a material adverse effect on:
(a)	the applicable Borrower’s ability to comply with its obligations under any Transaction Document; or

(b)	the Bank’s rights under a Transaction Document; or

(c)	the business or financial condition of the applicable Borrower.
Margin means a margin of 0.265% per annum.
Maturity Date means 24 March 2008.
Moody’s means Moody’s Investors Service, Inc. and any successor or successors.
Potential Event of Default means an event which, with the giving of notice, lapse of time or fulfilment of any condition, would be likely to become an Event of Default.
Reference Banks means four major banks in the London interbank market selected by the Bank.
S&P means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor or successors.
Santander BanCorp Facility means the facility made available to Santander BanCorp under this agreement.
Santander BanCorp Facility Limit means US$235,000,000.
Santander FS Facility means the facility made available to Santander FS under this agreement.
Santander FS Facility Limit means US$465,000,000.

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Santander Group means the corporate group comprising Banco Santander and its consolidated Subsidiaries.
Subsidiary of an entity means another entity which:
(a)	is a subsidiary of the first entity within the meaning of any applicable legislation, if the context requires it; or

(b)	is part of the consolidated entity constituted by the first entity and the entities it is required to include in the consolidated financial statements it prepares, or would be if the first entity was required to prepare consolidated financial statements.
Taxes means taxes, levies, imposts, deductions, charges, withholdings and duties (including any withholding tax, stamp duties and transaction duties) imposed by any authority together with any related interest, penalties, fines and expenses in connection with them, except if imposed on, or calculated having regard to, the net income of the Bank or any tax imposed on the Bank as a result of conducting business operations in Puerto Rico.
Transaction Documents means:
(a)	this agreement;

(b)	any Drawdown Notice;

(c)	the BS Guarantee;

(d)	the Deposit Agreement;

(e)	any document which a Borrower or Banco Santander acknowledges in writing to be a Transaction Document; and

(f)	any other document connected with any of them.
1.2	References to certain general terms
Unless the contrary intention appears, in this agreement:
(a)	a reference to a group of persons is a reference to any two or more of them jointly and to each of them individually;

(b)	an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(c)	an agreement, representation or warranty by two or more persons binds them jointly and each of them individually but an agreement, representation or warranty by the Bank binds the Bank individually only;

(d)	a reference to any thing (including an amount) is a reference to the whole and each part of it;

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(e)	a reference to a document (including this agreement) includes any variation or replacement of it;

(f)	the word “law” includes common law, principles of equity, and laws made by parliament (and laws made by parliament include State, Territory and Commonwealth laws and regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of any of them);

(g)	a reference to United States dollars, dollars, $ or US$ is a reference to the lawful currency of the United States of America;

(h)	a reference to a time of day is a reference to Melbourne time;

(i)	the word “person” includes an individual, a firm, a body corporate, an unincorporated association and an authority;

(j)	a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(k)	the words “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(l)	an Event of Default or Potential Event of Default is “continuing” if it has not been waived by, or remedied to the satisfaction of, the Bank.
1.3	Number
The singular includes the plural and vice versa.
1.4	Headings
Headings (including those in brackets at the beginning of paragraphs) and the Summary in the Details are for convenience only and do not affect the interpretation of this agreement.

2	The Facility and Facility Limits

2.1	Bank to fund
The Bank agrees to provide the financial accommodation requested by the Borrowers under this agreement.
2.2	Maximum accommodation — Limits
(a)	Subject to paragraphs (b) and (c), the maximum total amount of financial accommodation available to the Borrowers under this agreement is the Facility Limit.

(b)	Within the Facility Limit:

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(i)	the maximum total amount of financial accommodation available to Santander BanCorp is the Santander BanCorp Facility Limit; and

(ii)	the maximum total amount of financial accommodation available to Santander FS is the Santander FS Facility Limit.
(c)	To avoid doubt:
(i)	no part of the Santander BanCorp Facility Limit is available to be borrowed by Santander FS; and

(ii)	no part of the Santander FS Facility Limit is available to be borrowed by Santander BanCorp.
2.3	Liability of the Borrowers
The Borrowers’ obligations to pay principal and interest in connection with the Facilities is several and not joint. Therefore:
(a)	a Drawing by Santander BanCorp under the Santander BanCorp Facility, all amounts of interest (including default interest) in connection with that Drawing, and amounts payable under clause 6.3 in connection with any payment by Santander BanCorp, are repayable or payable (as the case may be) by Santander BanCorp and not by Santander FS; and

(b)	a Drawing by Santander FS under the Santander FS Facility, all amounts of interest (including default interest) in connection with that Drawing, and amounts payable under clause 6.3 in connection with any payment by Santander FS, are repayable or payable (as the case may be) by Santander FS and not by Santander BanCorp.
Subject only to clause 2.5, the Borrowers are jointly and severally liable to pay all other amounts payable under the Transaction Documents (including amounts payable under indemnities to the extent they do not comprise amounts in the nature of those described in paragraphs (a) or (b) or Facility Fee under clause 2.5), other than the deposit contemplated by the Deposit Agreement.
2.4	Purpose
Drawings under the Facilities may only be used to refinance borrowings from Banco Santander Puerto Rico used to pay the amounts due to the Bank under the 2006 Bridge Facility Agreement, and for general corporate purposes, and for no other purpose.
2.5	Facility Fee
No Facility fee is payable in connection with the Facilities.

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3	Using the Facility

3.1	Drawing down
The Borrowers need not use the Facility. However, if a Borrower wants to use a Facility, a Borrower may do so by a single drawdown. The undrawn part of a Facility is automatically cancelled after the Drawing is made.
3.2	Requesting a drawdown
If a Borrower wants a drawdown, it agrees to give a Drawdown Notice to the Bank by 11.00 am (Melbourne time) on the second Business Day before the day it wants the drawdown, or any later time agreed by the Bank. Each Borrower must provide its own Drawdown Notice.
3.3	Effect of a Drawdown Notice
A Drawdown Notice is effective when the Bank actually receives it in legible form. An effective Drawdown Notice is irrevocable.
3.4	Conditions to drawdown
Neither Borrower may request a drawdown until the Bank has received every item listed in Schedule 1 (“Conditions precedent”) in form and substance satisfactory to the Bank. Any item required to be certified must be certified by a secretary or a director of the applicable Borrower as being true and complete as at a date no earlier than the date of this agreement. The Bank agrees to notify the applicable Borrower as soon as practicable after the Bank receives the final item.
3.5	Conditions to all drawdowns
The Bank need not provide any financial accommodation unless:
(a)	it is to be provided during the Availability Period; and

(b)	it is satisfied that the financial accommodation is to be used solely for the purpose described in clause 2.4; and

(c)	the Bank is satisfied that after providing the accommodation no Limit would be exceeded; and

(d)	the Bank has received a Drawdown Notice in respect of it; and

(e)	the Bank is satisfied that the representations and warranties in clause 10 (“Representations and warranties”) and in the Drawdown Notice, and the statements in the Drawdown Notice, are correct and not misleading at the date of the Drawdown Notice and at the date the accommodation is provided; and

(f)	the Bank is satisfied that no Event of Default or Potential Event of Default is continuing, or would result from the accommodation being provided; and

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(g)	the Bank has received all other documents and other information it reasonably requests.
3.6	Benefit of conditions
Each condition to drawdown is for the sole benefit of the Bank and may be waived by it.

4	Interest

4.1	Interest charges
Each Borrower agrees to pay interest on the Drawing for each of its Interest Periods at the applicable Interest Rate. Interest:
(a)	accrues daily from and including the first day of an Interest Period to but excluding the last day of the Interest Period; and

(b)	is payable on each Interest Payment Date; and

(c)	is calculated on actual days elapsed and a year of 360 days.
4.2	When Interest Periods begin and end
(a)	The first Interest Period for a Drawing begins on the Drawdown Date and ends on the first 24th of the month to occur after that date.

(b)	Each subsequent Interest Period begins on the day when the preceding Interest Period for the Drawing ends.

(c)	An Interest Period which would otherwise end on a day which is not a Business Day ends on the previous Business Day.

(d)	However, an Interest Period which would otherwise end after the Maturity Date ends on the Maturity Date.

5	Repaying and prepaying

5.1	Repayment
Each Borrower agrees to repay the Drawing in full on the Maturity Date.
5.2	Prepayment
A Borrower may prepay the Drawing in full (but not in part) by notifying the proposed prepayment to the Bank by 11.00 am (Melbourne time) on the third Business Day before the prepayment (once given, a notice of prepayment is irrevocable and the Borrower is obliged to prepay in accordance with the notice).
Interest accrued on the prepaid Drawing (or part) must be paid at the same time as the Drawing is prepaid.

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If the prepayment is made on an Interest Payment Date, no break costs or other fees or charges are payable. However, if a Borrower prepays on a day other than an Interest Payment Date, it may be liable for break costs — see clause 14.2 (“Indemnity”).

5.3	Prepayments not available for redrawing

Amounts prepaid may not be redrawn.

6	Payments

6.1	Manner of payment

Unless a provision of a Transaction Document expressly states otherwise, each Borrower agrees to make payments (including payments by way of reimbursement) under each Transaction Document:
(a)	on the due date (or, if that is not a Business Day, on the previous Business Day); and

(b)	not later than 11.00 am, New York time; and

(c)	in United States dollars in immediately available funds; and

(d)	to the Bank by payment into the following account, or as the Bank otherwise directs:

Bank:	Citibank NA, New York

Swift:	CITIUS33

ABA:	21000089

For account of:	National Australia Bank Ltd (Offshore Banking Unit)

Account No.:	36244285

Reference:	OBU/Santander
If the Bank directs a Borrower to pay a particular party or in a particular manner, a Borrower is taken to have satisfied its obligation to the Bank by paying in accordance with the direction.

A Borrower satisfies a payment obligation only when the Bank or the person to whom it has directed payment receives the amount.

6.2	Currency of payment

Each Borrower waives any right it has in any jurisdiction to pay an amount other than in the currency in which it is due in accordance with clause 6.1.

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However, if the Bank receives an amount in a currency other than that in which it is due:
(a)	it may convert the amount received into the due currency (even though it may be necessary to convert through a third currency to do so) on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate. It may deduct its usual Costs in connection with the conversion; and

(b)	a Borrower satisfies its obligation to pay in the due currency only to the extent of the amount of the due currency obtained from the conversion after deducting the Costs of the conversion.
6.3	No Withholding

All payments to be made by a Borrower must be made without set-off or counter-claim, and be free and clear of any withholding or deduction for Taxes unless prohibited by law. If any deduction is required by law, the relevant Borrower will make the deduction, pay any Taxes, and pay to the Bank further amount(s) sufficient to ensure that the Bank receives the same net amount as it would have received if no deduction had been made.

7	Cancellation

Before a Drawing is made, a Borrower may cancel an undrawn Facility in whole or in part by notifying the Bank on or before the third Business Day before the cancellation is to take effect. A partial cancellation must be at least US$1,000,000 and a whole multiple of US$1,000,000. Once given, the notice is irrevocable. The relevant Limits reduce by the amount of any cancellation.

8	Increased costs

8.1	Compensation

Each Borrower agrees to compensate the Bank on demand if the Bank determines that:
(a)	a Directive or change in Directive, in either case applying for the first time after the date of this agreement; or

(b)	a change in a Directive’s interpretation or administration by an authority after the date of this agreement; or

(c)	compliance by the Bank or any of its Related Entities with any such Directive, changed Directive or changed interpretation or administration directly or indirectly:
(i)	increases the cost of the Facility to the Bank or any of its Related Entities; or

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(ii)	reduces any amount received or receivable by the Bank, or the effective return to, the Bank or any of its Related Entities, in connection with the Facility; or

(iii)	reduces the return on capital allocated to the Facility,.
In this clause 8.1, a reference to a Directive does not include a Directive imposing or changing the basis of a tax on the overall net income of the Bank or any tax imposed on the Bank as a result of conducting business operations in Puerto Rico.

The Bank shall notify the Borrowers of any event occurring after the date of this agreement entitling the Bank to compensation under this clause 8.1 as promptly as practicable, but in any event within 30 days after the Bank obtains actual knowledge thereof, provided that if the Bank fails to give such notice to the Borrowers within 30 days after it obtains actual knowledge of such event, the Bank shall only be entitled to payment under clause 8.1 for costs or other amounts incurred or payable from and after the date that is 30 days prior to the date of actual notice to the Borrowers.

Compensation need not be in the form of a lump sum and may be demanded as a series of payments.

8.2	Possible minimisation

Each Borrower agrees to compensate the Bank whether or not the increase or reduction could have been avoided. However, if a Borrower asks, the Bank agrees to consider ways of minimising any increase or reduction.

9	Illegality or impossibility

9.1	Bank’s right to suspend or cancel

This clause 9 applies if the Bank determines that:
(a)	a change in a Directive; or

(b)	a change in the interpretation or administration of a Directive by an authority; or

(c)	a Directive,
applying for the first time after the date of this agreement, makes it (or will make it) illegal or impossible in practice for the Bank to fund, provide, or continue to fund or provide, financial accommodation under the Transaction Documents. In these circumstances, the Bank, by giving a notice to the Borrowers, may suspend or cancel some or all of the Bank’s obligations under this agreement as indicated in the notice.

9.2	Extent and duration

The suspension or cancellation:

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(a)	must apply only to the extent necessary to avoid the illegality or impossibility; and

(b)	in the case of suspension, may continue only for so long as the illegality or impossibility continues.
9.3	Notice requiring prepayment

If the illegality or impossibility relates to the Drawing, the Bank, by giving a notice to the Borrowers, may require prepayment of all or part of the Drawing and interest accrued on that part. Each Borrower agrees to repay the amount specified within 30 Business Days after receiving the notice (or, if earlier, on the date the illegality or impossibility arises).

10	Representations and warranties

10.1	Representations and warranties

Each Borrower represents and warrants in respect of itself that:
(a)	(incorporation and existence) it has been incorporated in accordance with the laws of its place of incorporation, is validly existing under those laws and has power and authority to carry on its business as it is now being conducted; and

(b)	(power) it has power to enter into the Transaction Documents to which it is a party and comply with its obligations under them; and

(c)	(no contravention or exceeding power) the Transaction Documents and the transactions under them which involve it do not contravene its constituent documents (if any) or any law or obligation by which it is bound or to which any of its assets are subject, where such contravention has or is likely to have a Material Adverse Effect, or cause a limitation on its powers or the powers of its directors to be exceeded; and

(d)	(authorisations) it has in full force and effect the authorisations necessary for it to enter into the Transaction Documents to which it is a party, to comply with its obligations and exercise its rights under them and to allow them to be enforced; and

(e)	(validity of obligations) its obligations under the Transaction Documents are valid and binding and are enforceable against it in accordance with their terms; and

(f)	(benefit) it benefits by entering into the Transaction Documents to which it is a party; and

(g)	(accounts) its most recent Financial Report given to the Bank complies with the requirements of any applicable laws and:
(i)	complies with any applicable accounting standards; and

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(ii)	gives a true and fair view of its financial position and performance or, if it is required to prepare consolidated financial statements, the financial position and performance of the consolidated entity constituted by it and the entities it is required to include in the consolidated financial statements; and
(h)	(solvency) there are no reasonable grounds to suspect that it is unable to pay its debts as and when they become due and payable; and

(i)	(not a trustee) unless stated in the Details, it does not enter into any Transaction Document as trustee; and

(j)	(litigation) there is no pending or threatened proceeding affecting it or any of its assets before a court, authority, commission or arbitrator in which a decision against it (either alone or together with other decisions) is likely to have a Material Adverse Effect; and

(k)	(Event of Default) no Event of Default or Potential Event of Default is continuing; and

(l)	(default under law — Material Adverse Effect) it is not in breach of a law or obligation affecting it or its assets in a way which has had, or is likely to have, a Material Adverse Effect; and

(m)	(full disclosure) all information provided by it to the Bank (whether following a request from the Bank or otherwise) and which is used by the Bank in its assessment of the nature and amount of the risk undertaken by the Bank in entering into the Transaction Documents, and doing anything in connection with them, is complete and accurate as of the time such information is provided to the Bank; and

(n)	(no immunity) it has no immunity from the jurisdiction of a court or from legal process; and

(o)	(residency) the Borrower is a company resident in Puerto Rico for taxation purposes and is not resident for taxation purposes in any other jurisdiction; and

(p)	(no PE) the Borrower does not enter into the transactions contemplated by the Transaction Documents in carrying on business at or through a permanent establishment in Australia.
10.2	Repetition of representations and warranties

The representations and warranties in this clause 10 are taken to be also repeated (by reference to the then current circumstances) on each Drawdown Date and (in the case of those in clause 10.1(d), (g), (h), (n) and (o)) on each Interest Payment Date.

10.3	Reliance

Each Borrower acknowledges that the Bank has entered into the Transaction Documents in reliance on the representations and warranties in this clause 10.

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11	Undertakings

11.1	General undertakings

Each Borrower undertakes:
(a)	(accounting records) to keep proper accounting records; and

(b)	(conduct of business) to conduct its business (including collecting debts owed to it) in the ordinary course consistent with its practices as at the date of this agreement; and

(c)	(no cessation of business) not, without the Bank’s consent, (which shall not be unreasonably withheld) significantly change the general character of any business it conducts; and

(d)	(information) to give the Bank any document or other information that the Bank reasonably requests from time to time; and

(e)	(status certificates) on request from the Bank, to give the Bank a certificate signed by two of its Authorised Officers which states whether an Event of Default or Potential Event of Default is continuing; and

(f)	(maintain authorisations) to obtain, renew on time and comply with the terms of each authorisation necessary for it to enter into the Transaction Documents to which it is a party, to comply with its obligations and exercise its rights under them and to allow them to be enforced; and

(g)	(annual accounts) to give its audited Financial Report for each financial year to the Bank within 120 days after the end of that financial year.

12	Default

12.1	Events of Default

Each of the following is an Event of Default:
(a)	(non-payment — Transaction Document) a Borrower does not pay on time any amount payable by it under any Transaction Document in the manner required under it; or

(b)	(cross default) any present or future monetary obligations of a Borrower for amounts totalling more than US$3,000,000 (or equivalent) are not satisfied on time (or at the end of their period of grace) or become prematurely payable as a result of a default of a Borrower.

(In this clause 12.1(b), a “monetary obligation” means a monetary obligation in connection with:

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(i)	money borrowed or raised; or

(ii)	any hiring arrangement, redeemable preference share, letter of credit or financial markets transaction (including a swap, option or futures contract), performance bond or guarantee facility; or

(iii)	a guarantee or indemnity in connection with anything referred to in clauses 12.1(b)(i) or 12.1(b)(ii)); or
(c)	(enforcement against assets) distress is levied or a judgment, order or Encumbrance is enforced, or becomes enforceable, against any property of a Borrower having a value of more than US$3,000,000 (or equivalent); or

(d)	(incorrect representation or warranty) a representation or warranty made, or taken by clause 10.2 to be repeated, by or for a Borrower in this agreement or the Deposit Agreement, or by Banco Santander in the BS Guarantee, is found to have been incorrect or misleading when made or so taken to be repeated; or

(e)	(Insolvency) a Borrower or Banco Santander becomes Insolvent; or

(f)	(ceasing business) a Borrower or Banco Santander stops payment on any of its material obligations, ceases to carry on its business or a material part of it, or threatens to do either of those things except to reconstruct or amalgamate while solvent on terms approved by the Bank; or

(g)	(voidable Transaction Document) a Transaction Document or a transaction in connection with it is or becomes (or is claimed to be) wholly or partly void, voidable or unenforceable or does not have (or is claimed not to have) the priority the Bank intended it to have, in each case, as a result of events not due to the acts or omissions of the Bank (“claimed” in this paragraph means claimed by a Borrower or any of its Related Entities or anyone on behalf of any of them); or

(h)	(change of Control) after the date of this agreement:
(i)	the persons who at the date of this agreement have Control of a Borrower cease to have Control of the Borrower; or

(ii)	one or more persons (other than a member of the Santander Group) acquire Control of a Borrower; or

(iii)	one or more persons acquire Control of Banco Santander; or
(i)	(appointment of manager) a person is appointed under legislation to manage any part of the affairs of a Borrower or Banco Santander; or

(j)	(Material Adverse Effect) an event occurs which has, or is likely to have (or a series of events occur which, together, have, or are likely to have), a Material Adverse Effect; or

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(k)	(no Deposit) subject to clause 2.2 of the Deposit Agreement, Banco Santander fails to place the Deposit Amount in the Deposit Account by the Deposit Date (as each of those terms is defined in the Deposit Agreement) in accordance with the Deposit Agreement; or

(l)	(non-compliance with other obligations) a Borrower or Banco Santander does not comply with any other obligation under any Transaction Document and, if the non-compliance can be remedied, does not remedy the non-compliance within ten days.
12.2	Consequences of default

If an Event of Default is continuing, then the Bank may declare at any time by notice to the Borrowers that:
(a)	subject to clause 2.3, an amount equal to the Amount Owing is either:
(i)	payable on demand; or

(ii)	immediately due for payment;
(b)	the Bank’s obligations specified in the notice are terminated.
The Bank may make either or both of these declarations. The making of either of them gives immediate effect to its provisions.

12.3	Investigation of default

If the Bank reasonably believes that an Event of Default is, or may be, continuing, the Bank may appoint a person to investigate this. Each Borrower agrees to co-operate with the person and comply with every reasonable request they make. If there is or was an Event of Default, the Borrowers agree to pay all Costs in connection with the investigation.

13	Early Repayment Event

13.1	Early Repayment Event

It is an Early Repayment Event if, by 5.00pm (Melbourne time) on 31 October 2007 (or a later time agreed in writing between the Bank and Banco Santander), the Bank and Banco Santander have not either:
(a)	agreed in writing the “Deposit Rate” for the purposes of the Deposit Agreement; or

(b)	agreed and fully documented alternative security to that contemplated by the Deposit Agreement, which alternative security and documentation is satisfactory in form and substance to the Bank in its absolute discretion.

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13.2	Consequences of Early Repayment Event

If an Early Repayment Event occurs, then the Bank may, at any time after that event occurs, declare by written notice to the Borrowers that:
(a)	subject to clause 2.3, an amount equal to the Amount Owing is payable in full by a time and date set out in that notice (which must be no earlier than 30 days after the date of that notice); and

(b)	the Bank’s obligations under this agreement specified in the notice are terminated.
The Bank is not obliged to make this declaration, but the making of it gives immediate effect to its provisions. The Borrowers agree to comply strictly with any such declaration and notice.

13.3	No default

To avoid doubt, the occurrence of an Early Repayment Event, in and of itself, does not constitute an Event of Default or any other default or breach by any party of an obligation under a Transaction Document.

14	Costs and indemnities

14.1	What the Borrowers agree to pay

The Borrowers agree to pay or reimburse the Bank for:
(a)	all its reasonable Costs in drafting and negotiating a Transaction Document; and

(b)	enforcing a Transaction Document,
including, but not limited to, legal Costs.

The Borrowers must pay all stamp duty in connection with a Transaction Document.

14.2	Indemnity

The Borrowers indemnify the Bank against any liability or loss arising from, and any Costs incurred in connection with:
(a)	financial accommodation requested under a Transaction Document not being provided in accordance with the request for any reason except default of the Bank; or

(b)	financial accommodation under a Transaction Document being repaid, discharged or made payable other than at its maturity or on an Interest Payment Date applicable to it or as otherwise allowed under the terms of a Transaction Document; or

(c)	the Bank acting in connection with a Transaction Document in good faith on fax, telephone, email or written instructions purporting to

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originate from the offices of a Borrower or to be given by an Authorised Officer of a Borrower; or
(d)	an Event of Default; or

(e)	the Bank exercising or attempting to exercise a right or remedy in connection with a Transaction Document after an Event of Default; or

(f)	any indemnity the Bank gives a controller or administrator of the Borrowers.
The Borrowers agree to pay amounts due under this indemnity on demand from the Bank.
14.3	Currency conversion on judgment debt
If a judgment, order or proof of debt for an amount in connection with a Transaction Document is expressed in a currency other than that in which the amount is due under the Transaction Document, then the Borrowers indemnify the Bank against:
(a)	any difference arising from converting the other currency if the rate of exchange used by the Bank under clause 6.2 (“Currency of payment”) for converting currency when it receives a payment in the other currency is less favourable to the Bank than the rate of exchange used for the purpose of the judgment, order or acceptance of proof of debt; and

(b)	the Costs of conversion.
The Borrowers agree to pay amounts due under this indemnity on demand from the Bank.

15	Interest on overdue amounts
15.1	Obligation to pay
If a Borrower does not pay any amount under this agreement on the due date for payment, the relevant Borrower agrees to pay interest on any such amount at the Default Rate. The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 360 days.
The relevant Borrower agrees to pay interest under this clause on demand from the Bank.
15.2	Compounding
Interest payable under clause 15.1 (“Obligation to pay”) which is not paid when due for payment may be added to the overdue amount by the Bank at intervals which the Bank determines from time to time or, if no determination

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is made, every 30 days. Interest is payable on the increased overdue amount at the Default Rate in the manner set out in clause 15.1 (“Obligation to pay”).
15.3	Interest following judgment
If a liability becomes merged in a judgment, the relevant Borrower agrees to pay interest on the amount of that liability as an independent obligation. This interest:
(a)	accrues daily from (and including) the date the liability becomes due for payment both before and after the judgment up to (but excluding) the date the liability is paid; and

(b)	is calculated at the judgment rate or the Default Rate (whichever is higher).
The relevant Borrower agrees to pay interest under this clause on demand from the Bank.

16	Application of payments
Subject to clause 2.3, the Bank may apply amounts paid by the Borrowers towards satisfaction of the Borrowers’ obligations under the Transaction Documents in the manner it sees fit, unless the Transaction Documents expressly provide otherwise. This appropriation overrides any purported appropriation by a Borrower or any other person.

17	Dealing with interests
17.1	No dealing by Borrowers
The Borrowers may not assign or otherwise deal with their rights under any Transaction Document or allow any interest in them to arise or be varied, in each case, without the Bank’s consent.
17.2	Dealings by Bank
The Bank may assign or otherwise deal with its rights under the Transaction Documents (including by assignment or participation) without the consent. of any person, provided, however, that the Bank may not assign its rights under the Transaction Documents to any member of the Santander Group without the Borrowers’ written consent.

18	Notices and other communications
18.1	Form — all communications
Unless expressly stated otherwise in the Transaction Documents, all notices, certificates, consents, approvals, waivers and other communications in connection with a Transaction Document must be in writing, signed by the sender (if an individual) or an Authorised Officer of the sender and marked

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for the attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified.
18.2	Form — communications sent by email
Communications sent by email need not be marked for attention in the way stated in clause 18.1 (“Form — all communications”). However, the email must state the first and last name of the sender.
Communications sent by email are taken to be signed by the named sender.
18.3	Delivery
Communications must be:
(a)	left at the address set out or referred to in the Details; or

(b)	sent by prepaid ordinary post (airmail, if appropriate) to the address set out or referred to in the Details; or

(c)	sent by fax to the fax number set out or referred to in the Details; or

(d)	sent by email to the address set out or referred to in the Details.
However, if the intended recipient has notified a changed address or fax number, then communications must be to that address or number.
18.4	When effective
Communications take effect from the time they are received or taken to be received under clause 18.5 (“When taken to be received”) (whichever happens first) unless a later time is specified.
18.5	When taken to be received
Communications are taken to be received:
(a)	if sent by post, three days after posting (or seven days after posting if sent from one country to another); or

(b)	if sent by fax, at the time shown in the transmission report as the time that the whole fax was sent; or

(c)	if sent by email:
(i)	when the sender receives an automated message confirming delivery; or

(ii)	four hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered, whichever happens first.

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18.6	Receipt outside business hours
Despite clauses 18.4 (“When effective”) and 18.5 (“When taken to be received”), if communications are received or taken to be received under clause 18.5 after 5.00 pm in the place of receipt or on a non-Business Day, they are taken to be received at 9.00 am on the next Business Day and take effect from that time unless a later time is specified.
18.7	Waiver of notice period
The Bank may waive a period of notice required to be given by a Borrower under this agreement.

19	General
19.1	Application to Transaction Documents
If anything in this clause 19 (“General”) is inconsistent with a provision in another Transaction Document, then the provision in the other Transaction Document prevails for the purposes of that Transaction Document.
19.2	Prompt performance
Subject to clause 19.15 (“Time of the essence”):
(a)	if a Transaction Document specifies when a Borrower agrees to perform an obligation, the Borrower agrees to perform it by the time specified; and

(b)	the Borrowers agree to perform all other obligations promptly.
19.3	Consents
The Borrowers agree to comply with all conditions in any consent the Bank gives in connection with a Transaction Document.
19.4	Certificates
The Bank may give the Borrowers a certificate about an amount payable or other matter in connection with a Transaction Document. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.
19.5	Set-off
If an Event of Default is continuing, the Bank may, in its absolute discretion, set off any amount owing by the Bank to a Borrower (whether or not due for payment) against any amount due for payment by a Borrower to the Bank under a Transaction Document.
The Bank may do anything necessary to effect any set-off under this clause (including varying the date for payment of any amount owing by the Bank to a Borrower and making currency exchanges). This clause applies despite any other agreement between a Borrower and the Bank.

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19.6	Discretion in exercising rights
The Bank may exercise a right or remedy or give or refuse its consent under a Transaction Document in any way it considers appropriate (including by imposing conditions).
19.7	Partial exercising of rights
If the Bank does not exercise a right or remedy under a Transaction Document fully or at a given time, the Bank may still exercise it later.
19.8	No liability for loss
The Bank is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right or remedy under a Transaction Document.
19.9	Conflict of interest
The Bank’s rights and remedies under any Transaction Document may be exercised even if this involves a conflict of duty or the Bank has a personal interest in their exercise.
19.10	Remedies cumulative
The rights and remedies of the Bank under any Transaction Document are in addition to other rights and remedies given by law independently of the Transaction Document.
19.11	Indemnities
Any indemnity in a Transaction Document is a continuing obligation, independent of the Borrowers’ other obligations under that Transaction Document and continues after the Transaction Document ends. It is not necessary for the Bank to incur expense or make payment before enforcing a right of indemnity under a Transaction Document.
19.12	Rights and obligations are unaffected
Rights given to the Bank under a Transaction Document and the Borrowers’ liabilities under it are not affected by anything which might otherwise affect them at law.
19.13	Inconsistent law
To the extent permitted by law, each Transaction Document prevails to the extent it is inconsistent with any law.
19.14	Supervening legislation
Any present or future legislation which operates to vary the obligations of the Borrowers in connection with a Transaction Document with the result that the Bank’s rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

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19.15	Time of the essence
Time is of the essence in any Transaction Document in respect of an obligation of a Borrower to pay money.
19.16	Variation and waiver
A provision of a Transaction Document, or right created under it, may not be waived or varied except in writing signed by the party or parties to be bound.
19.17	Confidentiality
Each party agrees not to disclose information provided by any other party that is not publicly available (including the existence or contents of any Transaction Document) except:
(a)	to any person in connection with an exercise of rights or a dealing with rights or obligations under a Transaction Document (including in connection with preparatory steps such as negotiating with any potential assignee or potential sub-participant or other person who is considering contracting with the Bank in connection with a Transaction Document); or

(b)	to a person considering entering into (or who enters into) a credit swap with the Bank involving credit events relating to a Borrower or any of its Related Entities; or

(c)	to officers, employees, legal and other advisers and auditors of a Borrower or the Bank; or

(d)	to any party to this agreement or any related entity of any party to this agreement, provided the recipient agrees to act consistently with this clause 19.17; or

(e)	with the consent of the party who provided the information (such consent not to be unreasonably withheld); or

(f)	as required by any law or stock exchange.
Each party consents to disclosures made in accordance with this clause 19.17.
19.18	Further steps
The Borrowers agree to do anything the Bank asks (such as obtaining consents, signing and producing documents and getting documents completed and signed):
(a)	to bind the Borrowers and any other person intended to be bound under the Transaction Documents;

(b)	to show whether the Borrowers are complying with this agreement.

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19.19	Counterparts
This agreement may consist of a number of copies, each signed by one or more parties to the agreement. If so, the signed copies are treated as making up the one document.
19.20	Contracts (Rights of Third Parties) Act 1999 (UK)
A person who is not a party to this agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 (UK) to enforce any term of this Agreement.
19.21	Governing law
Each Transaction Document is governed by the law in force in England and Wales and the Borrowers and the Bank submit to the non-exclusive jurisdiction of the courts of England and Wales and Victoria, Australia.
19.22	Serving documents
Without preventing any other method of service, any document in a court action may be served on a party by being delivered to or left at that party’s address for service of notices under clause 18.3 (“Delivery”). The Borrowers have appointed Jim Inches of the Loan Administration Department of the London Branch of Banco Santander located at 100 Ludgate Hill, London EC4M 7NJ as their agent for receipt of process in England and Wales in relation to any proceedings before the English courts in connection with any Transaction Document, and represent he has agreed to so act. The Borrowers agree that a failure by a process agent to notify the relevant Borrower of the process will not invalidate the proceedings concerned.
EXECUTED as an agreement

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Bridge Facility Agreement
Schedule 1 — Conditions precedent (clause 3.4)
Conditions to first drawdown
•	Each item must be in form and substance satisfactory to the Bank.

•	The Bank may also require other documents and information (see clause 3.5(g))

•	Certification is to be by a director or secretary of the applicable Borrower, that the item is true and complete as at a date no earlier than the date of this agreement.

	Item	Form	Required for

1	Certificate signed by an Authorised Officer confirming that its Constitution/memorandum and articles have not been changed since the date they were given to the Bank in connection with the 2006 Bridge Facility Agreement	Certified copy	Each Borrower

2	A certificate of good standing in relation to each Borrower	Original	Each Borrower

3	Extract of minutes of a meeting of the Borrowers’ board of directors which evidences the resolutions:	Certified copy	Each Borrower

(a) authorising the signing and delivery of the Transaction Documents to which the entity is a party and the observance of obligations under those documents; and

(b) appointing Authorised Officers of the entity.

4	Specimen signature of	Certified copy	Each Borrower

(a) each Authorised Officer of the entity; and

(b) each other person who is authorised to sign a Transaction Document for the Borrowers.

5	This agreement fully signed.	Original	Each Borrower

6	The BS Guarantee fully signed.	Original	Banco Santander

7	The Deposit Agreement fully signed.	Original	Banco Santander

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	Item	Form	Required for

8	Legal opinion from Pietrantoni Mendez & Alvarez LLP acting as Puerto Rico counsel to each Borrower.	Original	Borrower

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Bridge Facility Agreement
Schedule 2 — Drawdown Notice (clause 3)
To: National Australia Bank Offshore Banking Unit Level 31, 500 Bourke Street Melbourne, VIC 3000 Australia
Attention: Associate
[Date]
Drawdown Notice — Bridge Facility Agreement between Santander BanCorp, Santander Financial Services, Inc. and National Australia Bank Limited, acting through its offshore banking unit, dated [          ] 2007 (“Bridge Facility Agreement”)
Under clause 3.2 (“Requesting a drawdown”) of the Bridge Facility Agreement, the Borrower gives notice as follows.1
The Borrower wants to borrow under the Facility.
•	The requested Drawdown Date is [ ][2].
•	The amount of the proposed drawdown is US$[ ].
•	The proposed drawdown is to be paid to:

Account number:	[ ]
Account name:	[ ]
Correspondent Bank:	[ ]
Swift:	[ ]
Beneficiary Bank:	[ ]
Swift:	[ ]
Beneficiary:	[ ]
The Borrower represents and warrants that the representations and warranties in the Bridge Facility Agreement are correct and not misleading on the date of this notice and that each will be correct and not misleading on the Drawdown Date.
Clause 1 of the Bridge Facility Agreement applies to this notice as if it was fully set out in this notice.

[Name of person] being an
Authorised Officer of [Name of Borrower]

Instructions for completion
1	All items must be completed.

2	Must be a Business Day within the Availability Period.

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Signing page
DATED: 03 October 2007

SIGNED for and on behalf of	)
SANTANDER BANCORP	)
)
)
)
)
)
/s/ Carlos M. García	)	/s/ José R. González
Signature	)	Signature
)
Name: Carlos M. García	)	Name: José R. González
Title: Senior Executive Vice President and Chief Operating Officer		Title: President and Chief Executive Officer

SIGNED for and on behalf of	)
SANTANDER FINANCIAL	)
SERVICES, INC.	)
)
)
)
)
/s/ José R. González	)	/s/ Mariá Calero
Signature	)	Signature
)
Name: José R. González	)	Name: Mariá Calero
Title: Director	)	Title: Director

SIGNED by James Macmillian	)
)
as attorney for NATIONAL	)
AUSTRALIA BANK LIMITED,	)
acting through its offshore banking	)
unit, under power of attorney dated	)
)
in the presence of:	)
)
)
/s/ Anesh Balgobind	)	/s/ James Macmillan
Signature of witness	)	By executing this agreement the
	)	attorney states that the attorney has
Anesh Balgobind		received no notice of revocation of
Name of witness (block letters)		the power of attorney

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